CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in Post-Effective Amendment No. 41 to the Registration Statement of Calvert Variable Series, Inc. (comprised of the Calvert Social Money Market Portfolio, Calvert Social Small Cap Growth Portfolio, Calvert Social Mid Cap Growth Portfolio, Calvert Social International Equity Portfolio and the Calvert Social Balanced Portfolio, hereafter referred to as the "Social Portfolios" and Ameritas Income & Growth Portfolio, Ameritas Growth Portfolio, Ameritas Small Capitalization Portfolio, Ameritas MidCap Growth Portfolio, Ameritas Emerging Growth Portfolio, Ameritas Research Portfolio, Ameritas Growth With Income Portfolio, Ameritas Index 500 Portfolio and Ameritas Money Market Portfolio, hereafter referred to as the
"Ameritas Portfolios") on Form N-1A (File Number 2-69565 and 811-3101) of our reports dated February 4, 2000 for the Social Portfolios and February 11, 2000 for the Ameritas Portfolios, on our audits of the financial statements and financial highlights of the Social Portfolios and Ameritas Portfolios, respectively, which reports are included in the Annual Reports to Shareholders for the year ended December 31, 1999, which are incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the heading "Financial Highlights" in the prospectus.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2001